Exhibit 3.16

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

KNDP ACQUISITION COMPANY, LLC

It is hereby certified that:

First.       The name of the limited liability company is KNDP Acquisition Company, LLC.

Second.  The certificate of formation of the limited liability company is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article I:

“The name of the limited liability company is Nevamar Company, LLC.”

Executed on June 19, 2002

/s/ Daniel S. Evans
Daniel S. Evans
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/19/2002
020395627 – 3518895